Exhibit 99.1

Lincare Holdings Inc. Announces First Quarter 2012 Financial Results

CLEARWATER, Fla., April 16, 2012 (GLOBE NEWSWIRE) - Lincare Holdings Inc. (Nasdaq: LNCR - News) today announced financial results for the first quarter ended March 31, 2012.

For the quarter ended March 31, 2012, net revenues were $500.9 million, a 16% increase over net revenues of $431.6 million for the first quarter of 2011. The Company estimates that the 16% increase in net revenues in the first quarter of 2012 was comprised of approximately 17% internal and acquisition growth offset by approximately 1% negative impact from $2.2 million of Medicare payment reductions during the first quarter of 2012. Net income for the quarter ended March 31, 2012, was $46.4 million compared with net income of $46.4 million for the first quarter of 2011. Diluted earnings per share were $0.54 for the quarter ended March 31, 2012, an 11% increase over diluted earnings per share of $0.49 for the comparable prior year period.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance during the first quarter of 2012. We remain focused on building market share in our core respiratory and other ancillary businesses and driving earnings growth through organic expansion, selective acquisitions and other strategic opportunities.”

Lincare generated $55.8 million of cash from operating activities during the first quarter of 2012 and invested $31.0 million in net capital expenditures and $12.4 million in business acquisitions. The Company repurchased 1.9 million shares of its common stock for $50.0 million during the first quarter of 2012. Common shares outstanding at March 31, 2012 were 86,356,803. As of March 31, 2012, total long-term obligations, including current installments, were $727.0 million and cash and investments were $69.1 million.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of respiratory therapy and other services to patients in the home. The Company provides services and equipment to more than 800,000 customers in 48 U.S. states and Canada through 1,091 local centers.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC. AND SUBSIDIARIES

Financial Summary

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended
	March 31, 2012	March 31, 2011
Net revenues	$500,878	$431,567

Cost and expenses:
Costs of goods and services	163,529	124,209
Operating expenses	114,982	101,907
Selling, general and administrative expenses	93,396	82,879
Bad debt expense	10,018	8,631
Depreciation and amortization expense	32,552	29,317

Operating income	86,401	84,624
Interest expense, net	10,210	9,055

Income before income taxes	76,191	75,569

Income taxes	29,791	29,192

Net income	$46,400	$46,377

Basic earnings per common share	$0.55	$0.50

Diluted earnings per common share	$0.54	$0.49

Dividends declared per common share	$0.20	$0.20

Weighted average number of common shares outstanding	83,762,891	92,977,984

Weighted average number of common shares and common share equivalents outstanding	86,172,027	95,465,833

LINCARE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$29,159	$15,028
Short-term investments	39,948	39,939
Accounts receivable, net	311,357	254,799
Income tax receivable	0	4,903
Inventories	16,736	17,916
Prepaid and other current assets	9,014	9,609

Total current assets	406,214	342,194

Property and equipment, net	350,802	350,725
Goodwill	1,402,056	1,389,965
Other	33,438	34,776

Total assets	$2,192,510	$2,117,660

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current installments of long-term obligations	$463,536	$397,132
Accounts payable	49,578	53,294
Accrued expenses:
Compensation and benefits	23,461	33,142
Liability insurance	20,227	19,990
Income taxes payable	18,753	0
Other current liabilities	57,815	54,316
Deferred income taxes - current	4,196	8,769

Total current liabilities	637,566	566,643

Long-term obligations, excluding current installments	263,438	256,778
Deferred income taxes and other taxes	418,686	408,325

Total liabilities	1,319,690	1,231,746

Commitments and contingencies

Stockholders’ equity:
Common stock	864	870
Additional paid-in capital	713,051	707,080
Retained earnings	158,953	177,964
Accumulated other comprehensive gain (loss)	(48)	0

Total stockholders’ equity	872,820	885,914

Total liabilities and stockholders’ equity	$2,192,510	$2,117,660

Contact:

Paul G. Gabos

(727) 530-7700